EXHIBIT 10.18

Research and Development Services Agreement

This Agreement is made and entered into as of this 8th day of August, 2018 by and between Vicon Industries, Inc., having a principal place of business at 135 Fell Court, Hauppauge, New York (hereinafter referred to as “Vicon” or “Parent”) and Cemtrex, Inc., having a principal place of business at 19 Engineers Lane, Farmingdale, New York 11735, and its subsidiaries. (hereinafter referred to as “Cemtrex”).

WHEREAS: (i) Cemtrex is the principal shareholder of Vicon, (ii) the Chief Executive Officer of Cemtrex serves as the Chief Executive Officer of Vicon, and (iii) the principal shareholder of Cemtrex, who serves as a director of Cemtrex, also serves as a director of Vicon.

WHEREAS: Vicon, through its Israeli based Vicon Systems Limited subsidiary, has been engaged in the development of the Valerus and ViconNet branded Video Management Systems (VMS), among other things, pursuant to an R&D Services Agreement between Vicon and its subsidiaries.

WHEREAS: Vicon has determined to transition the development services for Valerus and the VMS to Cemtrex, as a lower cost alternative.

WHEREAS: Cemtrex has been engaged to provide Vicon with contract software development services and herein the parties desire to formalize their arrangement in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article 1 - Definitions

“Consideration” shall mean Development Costs.

“Development Costs” in this Agreement shall mean standard monthly resources rates of Cemtrex reasonably required to perform Services contained in this Agreement. Such expenses may include, but not be limited to, payroll, payroll related benefits, supplies, capital assets in the form of depreciation, facilities, utilities, administrative costs and all other expenses of Cemtrex. Cemtrex will provide certain staff resources on a full-time basis for Vicon and others on an hourly basis as required to perform Services.

“Parties” shall mean Vicon and Cemtrex and their respective subsidiaries and affiliates.

“Proprietary Information” shall mean all information disclosed to, created by, or known by the Parties as a consequence of this Agreement, whether before, on, or after the date of this Agreement, or through the performance of services by Cemtrex and/or its subsidiaries on behalf of Vicon prior to or under this Agreement, including any and all confidential or proprietary knowledge, data or information related to the Technology. By way of illustration but not limitation, Proprietary Information includes the Technology and information regarding plans for research, development, new products, marketing and selling, business plans, budgets and work plans. Proprietary Information shall not include any information Cemtrex obtains from third parties that is already in the public domain.

“Proprietary Rights” shall mean all Technology rights throughout the world.

“Services” shall mean all research and development activities conducted by Cemtrex and/or its subsidiaries in accordance with the terms contained herein.

“Technology” shall mean all trade secrets, patents, patent applications, copyrights, inventions, ideas, processes, formulas, source and object codes, prototypes, data, programs, algorithms, know-how, improvements, discoveries, development, designs, techniques and any other intellectual property which have been assigned to or may hereafter be developed by Cemtrex and/or its subsidiaries under this Agreement, including any and all existing and future products developed based upon said Technology.

Article 2 - Research and Development Services

2.1 Research and Development Services - Vicon and Cemtrex hereby formalize Vicon’s engagement of Cemtrex and its subsidiaries to assume substantial development of Vicon’s VMS products and associated physical products such as cameras, NVRs, etc. Cemtrex has assigned and will assign such resources as may be necessary in order to develop, maintain, enhance and expand such product lines. All Technology developed, or which may be developed by Cemtrex and/or its subsidiaries, whether or not specifically requested by Vicon, shall be regarded as developed at the request and on behalf of Vicon.

2.2 The Services shall be performed by Cemtrex and/or its subsidiaries in accordance with the highest professional standard and procedures applicable to the Services, and in accordance with instructions received from time to time from Vicon. Cemtrex warrants that it has or will have the requisite technical and professional knowledge, know-how, expertise, skills, talents and experience required in order to perform the Services in a professional and efficient manner and that such Services will be performed in accordance with acceptable industry standards.

2.3 The precise scope of Services and time for performance of such Services by Cemtrex and/or its subsidiaries shall be determined by Vicon after consultation with Cemtrex. A “Work Plan” and financial operating “Budget” will be formulated by which Cemtrex will conduct its Services. From time to time, but not less often than annually at September 30 th of each year, Vicon and Cemtrex shall review the Work Plan and Budget then in effect to determine whether any changes in the objectives and projected costs of Services to be performed are required. Vicon recognizes that Cemtrex develops software under an agile development framework and as a requirement of the agile nature of the development authorizes Cemtrex to make reasonable immaterial adjustments to the “Budget” in order to deliver Services in a timely manner without prior notice.

2.4 Within 60 days after the end of each six months period ending March 31 and September 30 th during the term of this Agreement, Cemtrex shall provide Vicon with a detailed report of Services performed in such preceding six months period, the results of such Services and the status of Development Costs incurred compared with the Budget. Within 30 days after the termination of this Agreement, Cemtrex shall provide Vicon with, among its other obligations herein, a detailed report of Services performed from the last period reported through the date of termination and a final status of Development Costs incurred for the period. In addition, upon termination of this Agreement for any reason, Cemtrex shall provide reasonable assistance to Vicon in the transition of the development and support services to be provided hereunder to Vicon or an entity designated by Vicon.

Article 3 - Consideration

3.1 In consideration of Cemtrex’s Services and obligations covered by this Agreement, Vicon undertakes to pay Cemtrex its Development Costs

3.2 The Consideration will be payable net due after the receipt by Vicon of any invoice from Cemtrex detailing the Development Costs incurred by Cemtrex during the preceding calendar month. Payments will be made in U.S. Dollars by bank transfer of immediately available funds to Cemtrex’s specified local bank account. Cemtrex shall be responsible for all tax, sales tax and other taxes and duties imposed on Cemtrex and its subsidiaries in performance of the Services hereunder.

Article 4 - Ownership of the Technology

4.1 Cemtrex hereby assigns to Vicon all its rights, title and interest in and to any and all Technology and any Proprietary Rights created, developed, conceived, reduced to practice, authored or delivered by Cemtrex or its subsidiaries in connection with the performance of the Services hereunder, whether developed or delivered prior to or following the date of this Agreement. Such assignment shall be regarded as having been made by force of this Agreement immediately upon the creation of the Technology or Proprietary Rights without any necessity for further action by Cemtrex or Vicon.

4.2 Cemtrex acknowledges that all original works of authorship which are part of the Technology and which are protectable by copyright and which could qualify as “works made for hire” are “works made for hire” pursuant to United States Copyright Act (17 U.S.C., Section 101), and the applicable laws of India or other relevant jurisdictions. If any work does not qualify as a work for hire it will be immediately assigned to Vicon pursuant to this Agreement without need for additional consideration or documentation.

4.3 Cemtrex will assist Vicon in every proper way to obtain, and from time to time enforce, United States, Indian, and other Proprietary Rights relating to the Technology in any and all countries. To that end, Cemtrex will (and, if necessary, will cause its employees and contractors to) execute, verify and deliver such documents and perform such other acts as Vicon may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Cemtrex will (and will cause its employees and contractors if necessary to) execute, verify and deliver assignments of such Proprietary Rights to Vicon or its designee.

4.4 Cemtrex undertakes that, in the creation of the Technology, it will not improperly use or disclose any confidential information or trade secrets, if any, of any third party to whom it has an obligation of confidentiality unless such third party consents to such use in a way which does not encumber the Technology or create any possibility of future encumbrance and further undertakes that it will not knowingly use in the creation of the Technology any trade secret, patent, copyright, or other intellectual property right of any third party unless such third party consents to such use in a way which does not encumber the Technology or create any possibility of future encumbrance. Cemtrex represents that the Services hereunder and the Technology, to the best of its knowledge, shall not infringe or be subject to the intellectual property rights of any third party or require a license from any third party.

4.5 Cemtrex herein represents and warrants that no other third party or entity other than Vicon has any right, title or interest in the Technology or Proprietary Information.

4.6 The Technology is the exclusive property of Vicon. Only with Vicon’s written consent, Cemtrex will have the right to market and sell under license from Vicon, all or certain of the products developed based upon the Technology solely within agreed upon worldwide territories in consideration for a royalty payment to be negotiated by the parties.

4.7 Cemtrex warrants that it will not use Open Source Software in its development without the express written consent of Vicon and that it will adhere to now and in the future all official terms and conditions of such usage. Open Source Software shall mean:

(a) any software that requires as a condition of use, modification and/or distribution of such software, that such software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; (iii) may only be redistributed free from enforceable intellectual property rights; and/or (b) any software that contains, is derived from, or statically or dynamically links to, any software specified under (a).

Article 5 - Non-disclosure and Safeguard of Software Code

5.1 At all times during the period when this Agreement is in force and thereafter, Cemtrex and its employees and contractors will hold in strictest confidence and will not disclose, use, lecture upon, publish or otherwise share with third parties, any of the Proprietary Information except as may be required by law or court order.

5.2 Cemtrex and its subsidiaries shall not make use of the Proprietary Information other than as necessary to perform the Services and shall not disclose any of the Proprietary Information or part thereof to any third party except employees, agents or sub-contractors who have a need to know such information for the purpose of performing the Services.

5.3 Cemtrex shall upon termination of this Agreement, or upon request of Vicon, promptly deliver all tangible copies of any Proprietary Information or any other documentation relating to the Technology and Services therewith to Vicon.

5.4 Cemtrex shall provide Vicon “confidentiality agreements”, in form satisfactory to Vicon, from Cemtrex’s and its subsidiaries’ employees and contractors that restrict their use and dissemination of Proprietary Information during and after their employment or consultancy and, which agreements are expressly enforceable by Vicon. Prior to disclosing any Proprietary Information to a third party, Cemtrex shall first obtain Vicon’s consent and deliver to Vicon an executed confidentiality agreement from such third party.

5.5 Cemtrex shall perform Technology backup procedures according to customary industry practices to safeguard Vicon’s Technology. Such procedures shall include, but not be limited to, providing Vicon with a copy of source code for all VMS software revisions and in process works in executable form along with development management information.

Article 6 - Term and Termination

6.1 This Agreement will remain in full force and effect for a period of ten (10) years from the date of this Agreement unless terminated by (a) either Party for any reason upon six (6) months written notice (b) mutual consent of the Parties or (c) a material breach of any of the terms or conditions herein by either of the Parties, which have not been remedied within ninety (90) days after written notice thereof from the other party. The provisions of Articles 4, 5 and 7 shall survive any termination or expiration of this Agreement.

Article 7 - General Provisions

7.1 To the extent any product is made, in whole or in part, to Vicon’s design specifications or instructions, Vicon shall indemnify and hold harmless Cemtrex from all third party claims brought against Cemtrex arising out of the development of such products by Cemtrex as long as such products were made in strict conformance with the design specification or instructions from Vicon, and such damages did not result from the breach of this Agreement by Cemtrex.

7.2 Vicon agrees that, during the term of this Agreement and for a period of one (1) year thereafter, that it will not, without the express written approval of Cemtrex, offer employment or engagement (whether as an employee, independent contractor or consultant) to any of Cemtrex’s employees or independent contractors that became known to Vicon as a result of this Agreement; provided, however, that the foregoing provision will not prevent Vicon from (a) conducting general recruitment solicitations not specifically directed at the Cemtrex’s employees or contractors, or (b) employing any person responding to such solicitation.

7.3 This Agreement constitutes the entire agreement between the Parties with respect to the subject matter contained therein and supersedes and replaces all prior agreements, understandings, writings and discussions between the Parties as to the subject matter hereof.

7.4 This Agreement may not be amended, altered or modified except by a written instrument signed and duly executed by both Parties.

7.5 This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws rules and the State and Federal courts located in the State of New York shall have sole and exclusive jurisdiction over any and all disputes which shall arise under or in any way be connected with this Agreement. Cemtrex consents to the jurisdiction of such courts in any proceeding by Vicon or its assignee as to any dispute relating to this Agreement.

7.6 Should any part of this Agreement be held unenforceable or in conflict with the applicable laws, rules, regulations or orders of any applicable jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the fullest extent possible, the original purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect.

7.7 Neither this Agreement nor any right or obligation arising herein may be assigned by Cemtrex in whole or in part, without the prior written consent of Vicon, which consent may be withheld in the absolute discretion of Vicon.

7.8 All notices and other communications required or desired to be given or sent under this Agreement by either of the Parties shall be in writing, in the English Language, and shall be deemed to have been given on the date of delivery as confirmed by third party delivery confirmation receipt. Notice to either Party should be addressed to its then acting Chief Executive Officer in the case of Cemtrex and the Chief Operating Officer in the case of Vicon, at the addresses designated above.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement hereunder as of the date set forth above.

On behalf of:

Vicon Industries, Inc. (“Vicon”)

Signature:	/s/ John M. Badke
By:	John M. Badke
Title:	Chief Operating Officer

Cemtrex, Inc. (“Cemtrex”)

Signature:	/s/ Saagar Govil
By:	Saagar Govil
Title:	Chief Executive Officer